UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_____________

FORM 8-K
_____________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 10, 2010

PRESTIGE BRANDS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32433 (Commission File Number)	20-1297589 (IRS Employer Identification No.)

90 North Broadway, Irvington, New York 10533
 (Address of Principal Executive Offices)

(914) 524-6810
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01     Entry into a Material Definitive Agreement.

On March 10, 2010, Prestige Brands Holdings, Inc. (the “Company”), its wholly-owned subsidiary Prestige Brands, Inc. (the “Issuer”), and certain subsidiaries of the Company entered into a purchase agreement (the “Purchase Agreement”) for an offering of $150 million in aggregate principal amount of new Senior Notes due 2018 (the “New Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).  The New Notes, which priced on March 10, 2010, will yield gross proceeds to the Company of approximately $147,846,000 and accrue interest at a rate of 8.25% per annum from the date of issuance.  Interest on the New Notes will be payable semi-annually commencing October 1, 2010 and the New Notes will mature on March 10, 2018.  Delivery of, and payment for, the New Notes is anticipated to be made on or about March 24, 2010, or such later date as the purchasers may designate.

On March 10, 2010, the Company announced via press release that the Issuer (i) had commenced a cash tender offer and consent solicitation for any and all of its 9 1/4% Senior Subordinated Notes due 2012 having an outstanding aggregate principal amount of $126 million; and (ii) was making a private placement offering of the New Notes.  A copy of the press releases making the announcements in clauses (i) and (ii) above are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

The New Notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The obligations of the purchasers to purchase the New Notes are subject to customary terms and conditions, including accuracy of representations and warranties and receipt of legal opinions and certificates, in each case as set forth in the Purchase Agreement.

Item 9.01.     Financial Statements and Exhibits.

See Exhibit Index immediately following the Signature Page hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESTIGE BRANDS HOLDINGS, INC.
(Registrant)

Date: March 11, 2010

	By:	/s/ Eric S. Klee
Name: Eric S. Klee
Title: Associate General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated March 10, 2010, announcing a cash tender offer and consent solicitation by Prestige Brands, Inc.

99.2	Press Release dated March 10, 2010, announcing a private placement offering by Prestige Brands, Inc.